"LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


                             Combined Balance Sheets
                                   (unaudited)

                                               New Liberty        Old Liberty
                                                          (note 1)
                                                March 31,         December 31,
                                                  1999                1998
                                               -----------        ------------
Assets                                               amounts in millions

Current assets:

   Cash and cash equivalents                   $     1,973                 407

   Marketable securities                             3,217                 124

   Trade and other receivables, net                    135                 185

   Prepaid expenses and committed program
     rights                                            287                 263
                                               -----------        ------------
         Total current assets                        5,612                 979
                                               -----------        -------------
Investments in affiliates, accounted for
  under the equity method, and related
  receivables (note 5)                              17,093               3,079

Investment in Time Warner, Inc.
  ("Time Warner") (note 6)                           8,072               7,083

Investment in AT&T Corp. ("AT&T")                       --               3,556

Investment in Sprint Corporation ("Sprint")
  (notes 2 and 5)                                    4,663               2,446

Other investments and related receivables
  (note 7)                                           1,844               1,298

Property and equipment, at cost                        127                 935
   Less accumulated depreciation                         2                 350
                                               -----------        ------------
                                                       125                 585
                                               -----------        ------------

Intangible assets                                   10,325               1,139
   Less accumulated amortization                        43                 164
                                               -----------        ------------
                                                    10,282                 975
                                               -----------        ------------
Other assets, at cost, net of accumulated
 amortization                                          940                 347
                                               -----------        ------------
         Total assets                          $    48,631              20,348
                                               ===========        ============

                                  (continued)

                                   (unaudited)

                                               New Liberty        Old Liberty
                                                          (note 1)
                                                March 31,         December 31,
                                                  1999                1998
                                               -----------        ------------
Liabilities and Combined Equity                      amounts in millions

Current liabilities:

   Accounts payable and accrued liabilities    $       141                 416

   Program rights payable                              178                 156

   Current portion of debt                             652                 578
                                               -----------        ------------
        Total current liabilities                      971               1,150
                                               -----------        ------------

Debt (note 9)                                        1,843               2,318

Deferred income taxes (note 10)                     10,525               4,458

Other liabilities                                      712                 549
                                               -----------        ------------
        Total liabilities                           14,051               8,475
                                               -----------        ------------

Minority interests in equity of attributed
  subsidiaries                                          39                 545

Obligation to redeem common stock (note 11)              9                  17

Combined equity (note 11):
   Combined equity                                  33,505               6,896
   Accumulated other comprehensive earnings,
     net of taxes                                      906               3,718
                                               -----------        ------------
                                                    34,411              10,614
   Due to related parties                              121                 697
                                               -----------        ------------
     Total combined equity                          34,532              11,311
                                               -----------        ------------

Commitments and contingencies (note 12)

        Total liabilities and combined
          equity                               $    48,631              20,348
                                               ===========        ============

            See accompanying notes to combined financial statements.

          Combined Statements of Operations and Comprehensive Earnings
                                   (unaudited)

                                                  New Liberty                     Old Liberty
                                                    (note 1)                       (note 1)
                                                   One month             Two months           Three months
                                                     ended                 ended                  ended
                                                 March 31, 1999       February 28, 1999       March 31, 1998
                                                 --------------       -----------------       --------------
                                                                     amounts in millions
Revenue                                              $  71                   282                    351

Operating costs and expenses:
   Operating, selling, general and
     administrative                                     56                   227                    302
   Stock compensation (note 11)                        (41)                  183                    158
   Depreciation and amortization                        53                    47                     54
                                                     -----                 -----                  -----
                                                        68                   457                    514
                                                     -----                 -----                  -----
       Operating income (loss)                           3                  (175)                  (163)

Other income (expense):
   Interest expense (note 11)                          (13)                  (28)                   (18)
   Dividend and interest income                         24                    12                     17
   Share of losses of affiliates, net (note 5)         (80)                  (66)                  (257)
   Minority interests in losses of attributed
     subsidiaries                                       --                     4                     13
   Gain on dispositions, net                            --                    14                    552
   Gains on issuance of equity by subsidiaries
     (note 8)                                           --                   389                     38
   Other, net                                           --                    --                      2
                                                     -----                 -----                  -----
                                                       (69)                  325                    347
                                                     -----                 -----                  -----
       Earnings (loss) before income taxes             (66)                  150                    184

Income tax benefit (expense)                             8                  (209)                   (76)
                                                     -----                 -----                  -----
       Net earnings (loss)                           $ (58)                  (59)                   108
                                                     =====                 =====                  =====
Other comprehensive earnings, net of taxes:
   Foreign currency translation adjustments             12                   (15)                     1
   Unrealized holding gains arising during the
     period, net of reclassification adjustments       894                   971                    348
                                                     -----                 -----                  -----
   Other comprehensive earnings                        906                   956                    349
                                                     -----                 -----                  -----
Comprehensive earnings                               $ 848                   897                    457
                                                     =====                 =====                  =====

            See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

                          Combined Statement of Equity

                        Three months ended March 31, 1999
                                   (unaudited)

                                                                Accumulated
                                                                   other          Due to
                                                               comprehensive      (from)        Total
                                                  Combined       earnings,        related     combined
                                                   equity       net of taxes      parties      equity
                                                   ------       ------------      -------      ------
                                                                   amounts in millions
Balance at January 1, 1999                           6,896             3,718          697       11,311
   Net loss                                            (59)               --           --          (59)
   Foreign currency translation adjustments             --               (15)          --          (15)
   Unrealized gains on available-for-sale
     securities                                         --               971           --          971
   Reversal of reclassification of redemption
     amount of common stock subject to put
     obligation                                          8                --           --            8
   Transfer of net liabilities to related party,
     net of taxes                                       99                --           --           99
   Excess paid on settlement of preferred stock
     conversion                                        (18)               --           --          (18)
   Other transfers to  related parties, net             --                --          (24)         (24)
                                                   -------           -------      -------      -------
Balance at February 28, 1999                       $ 6,926             4,674          673       12,273
                                                   =======           =======      =======      =======

Balance at March 1, 1999                            33,515                --          213       33,728
   Net loss                                            (58)               --           --          (58)
   Foreign currency translation adjustments             --                12           --           12
   Unrealized gains on available-for-sale
     securities                                         --               894           --          894
   AT&T Liberty Media Group Tracking Stock
     issued for conversion of debentures                48                --           --           48
   Other transfers to related parties, net              --                --          (92)         (92)
                                                   -------           -------      -------      -------
Balance at March 31, 1999                          $33,505               906          121       34,532
                                                   =======           =======      =======      =======

            See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

                        Combined Statements of Cash Flows
                                   (unaudited)

                                                  New Liberty                     Old Liberty
                                                    (note 1)                       (note 1)
                                                   One month             Two months           Three months
                                                     ended                 ended                  ended
                                                 March 31, 1999       February 28, 1999       March 31, 1998
                                                 --------------       -----------------       --------------
                                                                     amounts in millions
                                                                         (see note 4)
Cash flows from operating activities:
   Net earnings (loss)                          $   (58)                    (59)                    108
   Adjustments  to reconcile  net earnings
    (loss) to net cash used by operating
    activities:
        Depreciation and amortization                53                      47                      54
        Stock compensation                          (41)                    183                     158
        Payments of stock compensation               (1)                   (126)                    (44)
        Share of losses of affiliates, net           80                      66                     257
        Deferred income tax expense                   3                     205                      15
        Intergroup tax allocation                   (12)                     --                      57
        Minority interests in losses of
          attributed subsidiaries                    --                      (4)                    (13)
        Gain on issuance of equity by
          subsidiaries                               --                    (389)                    (38)
        Gain on disposition of assets, net           --                     (14)                   (552)
        Other noncash charges                        --                       9                       1
        Changes  in  current  assets  and
          liabilities,  net  of the  effect  of
          acquisitions and dispositions:
             Change in receivables                    2                     (19)                     (3)
             Change in prepaid expenses and
               committed program rights              (5)                    (10)                    (23)
             Change in payables and accruals        (32)                      4                      20
                                                -------                 -------                 -------
                 Net cash used by operating
                   activities                       (11)                   (107)                     (3)
                                                -------                 -------                 -------
Cash flows from investing activities:
   Cash paid for acquisitions                        --                      --                     (10)
   Capital expended for property and equipment       (4)                    (21)                    (36)
   Cash balances of deconsolidated subsidiaries      --                     (53)                     --
   Investments in and loans to affiliates and
     others                                         (88)                    (45)                   (113)
   Purchases of marketable securities            (3,217)                   (132)                    (84)
   Sales and maturities of marketable
     securities                                      --                      34                      79
   Cash proceeds from dispositions                    3                      43                     291
   Other, net                                         4                      (9)                     21
                                                -------                 -------                 -------
                 Net cash provided (used)
                   by investing activities       (3,302)                   (183)                    148
                                                -------                 -------                 -------

                                   (continued)

                                   (unaudited)

                                                  New Liberty                     Old Liberty
                                                    (note 1)                       (note 1)
                                                   One month             Two months           Three months
                                                     ended                 ended                  ended
                                                 March 31, 1999       February 28, 1999       March 31, 1998
                                                 --------------       -----------------       --------------
                                                                     amounts in millions
                                                                         (see note 4)
Cash flows from financing activities:
   Borrowings of debt                            495                       156                    510
   Repayments of debt                           (448)                     (148)                  (257)
   Payments for call agreements                   --                        --                   (140)
   Cash transfers from related parties           (80)                      132                   (226)
   Repurchase of subsidiary preferred stock       --                       (45)                    --
   Other, net                                     --                        (1)                    (9)
                                             -------                   -------                -------
                 Net cash provided
                   (used) by financing
                   activities                    (33)                       94                   (122)
                                             -------                   -------                -------
                    Net increase (decrease)
                      in cash and cash
                      equivalents             (3,346)                     (196)                    23
                    Cash and cash equivalents
                      at beginning of period   5,319                       407                    224
                                             -------                   -------                -------
                    Cash and cash equivalents
                      at end of period       $ 1,973                       211                    247
                                             =======                   =======                =======

            See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)
                     Notes to Combined Financial Statements
                                 March 31, 1999
                                   (unaudited)
(1)      Basis of Presentation

         The accompanying combined financial statements include the accounts of the subsidiaries and assets of Tele-Communications, Inc. ("TCI") that are attributed to Liberty Media Group, as defined below. On March 9, 1999, AT&T acquired TCI in a merger transaction (the "AT&T Merger"). See note 2. The AT&T Merger has been accounted for using the purchase method. For financial reporting purposes the AT&T Merger and related restructuring transactions described in note 2 are deemed to have occurred on March 1, 1999. Accordingly, for periods prior to March 1, 1999 the assets and liabilities attributed to Liberty Media Group and the related combined financial statements are sometimes referred to herein as "Old Liberty", and for periods subsequent to February 28, 1999 the assets and liabilities attributed to Liberty Media Group and the related combined financial statements are sometimes referred to herein as "New Liberty". The "Company" and "Liberty Media Group" refer to both New Liberty and Old Liberty.

         The following table represents the summary balance sheet of Old Liberty at February 28, 1999 prior to the restructuring transactions and the consummation of the AT&T Merger and the opening summary balance sheet of New Liberty subsequent to the restructuring transactions and the consummation of the AT&T Merger. Certain pre-merger transactions occurring between March 1, 1999 and March 9, 1999 that affected Old Liberty's equity and stock compensation have been reflected in the two-month period ended February 28, 1999.

                                           Old Liberty              New Liberty
                                                  (amounts in millions)
         Assets
             Cash and cash equivalents        $    211                    5,319

             Other current assets                  648                      423

             Investments in affiliates           3,971                   17,073

             Investment in Time Warner           7,361                    7,832

             Investment in Sprint                3,381                    3,681

             Investment in AT&T                  3,856                       --

             Other investments                   1,257                    1,586

             Property and equipment, net           532                      125

             Intangibles and other assets          817                   11,273
                                              --------                 --------
                                              $ 22,034                   47,312
                                              ========                 ========
                                  (continued)

        Liabilities and Equity
             Current liabilities              $  1,317                    1,012

             Debt                                2,319                    1,845

             Deferred income taxes               5,369                    9,931

             Other liabilities                     297                      748
                                              --------                 --------
                  Total liabilities              9,302                   13,536
                                              --------                 --------
             Minority interests in equity
               of attributed subsidiaries          450                       39

             Obligation to redeem common
               stock                                 9                        9

             Equity                             12,273                   33,728
                                              --------                 --------
                                              $ 22,034                   47,312
                                              ========                 ========

The following table reflects the recapitalization resulting from the AT&T Merger (amounts in millions):

Total combined equity of Old Liberty                          $        12,273
Net contribution resulting from the restructuring
  transactions                                                          2,334
Purchase accounting adjustments                                        19,121
                                                              ---------------
         Initial total combined equity of New Liberty
           subsequent to the AT&T Merger                      $        33,728
                                                              ===============

At March 31, 1999,  Liberty Media Group consisted  principally of the following:
(i) AT&T's assets and businesses which provide programming services including production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software, including multimedia products, (ii) AT&T's assets and businesses engaged in electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing, (iii) certain of AT&T's assets and businesses engaged in international cable, telephony and programming businesses and (iv) AT&T's holdings in a new class of tracking stock of Sprint (the "Sprint PCS Group Stock"). All significant intercompany accounts and transactions have been eliminated. The combined financial statements of Liberty Media Group are presented for purposes of additional analysis of the consolidated financial statements of AT&T and should be read in conjunction with such consolidated financial statements.

The accompanying interim combined financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These combined financial statements should be read in conjunction with the combined financial statements and notes thereto contained in AT&T's Current Report on Form 8-K filed on March 22, 1999.

                                  (continued)

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Certain prior period amounts have been reclassified for comparability with the 1999 presentation.

(2)      Merger with AT&T

         As a result of the AT&T Merger, holders of shares of TCI's then outstanding Liberty Media Group Tracking Stock and TCI Ventures Group Tracking Stock were issued separate shares of new targeted stock of AT&T. Each share of TCI's then outstanding Liberty Media Group Series A Tracking Stock was converted into one share of a newly created class of AT&T common stock, the AT&T Liberty Media Group Class A Tracking Stock, each share of TCI's then outstanding Liberty Media Group Series B Tracking Stock was converted into one share of a newly created class of AT&T common stock, the AT&T Liberty Media Group Class B Tracking Stock, each share of TCI's then outstanding TCI Ventures Group Series A Tracking Stock was converted into 0.52 of a share of AT&T Liberty Media Group Class A Tracking Stock and each share of TCI's then outstanding TCI Ventures Group Series B Tracking Stock was converted into 0.52 of a share of AT&T Liberty Media Group Class B Tracking Stock.

         Effective with the AT&T Merger, each share of TCI's Convertible Preferred Stock Series C-Liberty Media Group was converted into 56.25 shares of AT&T Liberty Media Group Class A Tracking Stock and each share of TCI's Redeemable Convertible Liberty Media Group Preferred Stock, Series H was converted into 0.590625 of a share of AT&T Liberty Media Group Class A Tracking Stock. In general, the holders of shares of AT&T Liberty Media Group Class A Tracking Stock and the holders of shares of AT&T Liberty Media Group Class B Tracking Stock will vote together as a single class with the holders of shares of AT&T Common Stock on all matters presented to such stockholders, with the holders being entitled to one-tenth (1/10th) of a vote for each share of AT&T Liberty Media Group Class A Tracking Stock held, 1 vote per share of AT&T Liberty Media Group Class B Tracking Stock held and 1 vote per share of AT&T Common Stock held.

         The shares of AT&T  Liberty  Media Group  Tracking  Stock issued in the
         AT&T Merger are intended to reflect the separate performance of the businesses and assets attributed to Liberty Media Group. Immediately prior to the AT&T Merger, certain assets previously attributed to Old Liberty (including, among others, the shares of AT&T Common Stock received in the merger of AT&T and Teleport Communications Group, Inc., Old Liberty's interests in At Home Corporation ("@Home"), the National Digital Television Center, Inc. ("NDTC") and Western Tele-Communications, Inc.) were attributed to "TCI Group" (a group of TCI's assets, which, prior to the AT&T Merger, was comprised primarily of TCI's domestic cable and communications business) in exchange for approximately $5.5 billion in cash (the "Asset Transfers"). Also, upon

                                   (continued)
         consummation of the AT&T Merger, through a new tax sharing agreement between the Company and AT&T, the Company is entitled to the benefit of approximately $2 billion in net operating loss carryforwards available to the entities included in TCI's consolidated income tax return as of the date of the AT&T Merger. Such net operating loss carryforwards are subject to adjustment by the Internal Revenue Service ("IRS") and are subject to limitations on usage which may affect the ultimate amount utilized. Additionally, certain warrants to purchase shares of General Instruments Corporation ("GI Warrants") previously attributed to TCI Group were attributed to the Company in exchange for approximately $176 million in cash. Certain agreements entered into at the time of the AT&T Merger provide, among other things, for preferred vendor status to the Company for digital basic distribution on AT&T's systems of new programming services created by the Company and for a renewal of existing affiliation agreements. Pursuant to amended corporate governance documents for the entities included in Liberty Media Group and certain agreements among AT&T and TCI, the business of Liberty Media Group will continue to be managed by certain persons who were members of TCI's management prior to the AT&T Merger.

         Pursuant to a proposed final judgment (the "Final Judgment") agreed to by TCI, AT&T and the United States Department of Justice (the "DOJ") on December 31, 1998, Liberty Media Group transferred all of its beneficially owned securities (the "Sprint Securities") of Sprint to a trustee (the "Trustee") prior to the AT&T Merger. The Final Judgment, if entered by the United States District Court for the District of Columbia, would require the Trustee, on or before May 23, 2002, to dispose of a portion of the Sprint Securities sufficient to cause
         Liberty Media Group to beneficially own no more than 10% of the outstanding Series 1 PCS Stock of Sprint on a fully diluted basis on such date. On or before May 23, 2004, the Trustee must divest the remainder of the Sprint Securities beneficially owned by Liberty Media Group.

         The Final Judgment would provide that the Trustee vote the Sprint Securities beneficially owned by Liberty Media Group in the same proportion as other holders of Sprint's PCS Stock so long as such securities are held by the trust. The Final Judgment would also prohibit the acquisition by Liberty Media Group of additional Sprint Securities, with certain exceptions, without the prior written consent of the DOJ.

(3)      Loss Per Common Share

         Basic earnings or loss per share ("EPS") is measured as the income or loss attributable to common stockholders divided by the weighted average outstanding common shares for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares as if they had been converted at the beginning of the periods presented. Potential common shares that have an anti-dilutive effect are excluded from diluted EPS.

                                  (continued)

         The basic and diluted loss attributable to Liberty Media Group common stockholders per common share for the one month ended March 31, 1999 was computed by dividing the net loss attributable to Liberty Media Group common stockholders by the weighted average number of common shares outstanding of AT&T Liberty Media Group Tracking Stock during the period. Potential common shares were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

         At March 31, 1999, there were 90 million potential common shares consisting of fixed and nonvested performance awards, stock options and convertible securities that could potentially dilute future EPS calculations in periods of net earnings. No material changes in the weighted average outstanding shares or potential common shares occurred after March 31, 1999.
                                                            One month ended
                                                             March 31, 1999
                                                          amounts in millions,
                                                        except per share amounts
         Basic and diluted EPS:
               Loss attributable to common
                 stockholders                                  $           58
                                                               ==============

               Weighted average common shares                             597
               Basic and diluted loss per share
                 attributable to common stockholders           $         0.10
                                                               ==============
(4)      Supplemental Disclosures to Combined Statements of Cash Flows

         Cash paid for interest was $16 million for the one month period ended March 31, 1999, $32 million for the two month period ended February 28, 1999 and $21 million for the three months ended March 31, 1998. Cash paid for income taxes for the one month period ended March 31, 1999, the two month period ended February 28, 1999 and the three months ended March 31, 1998 was not material.

                                         New Liberty          Old Liberty
                                          One month    Two months   Three months
                                            ended        ended         ended
                                          March 31,   February 28,    March 31,
                                            1999          1999          1998
                                                  amounts in millions
         Cash paid for acquisitions:
           Fair value of assets acquired  $     --              --           15
           Net liabilities assumed              --              --           (2)
           Gain in connection with the
             issuance of shares by
             attributed subsidiary              --              --           (3)
                                          --------        --------     --------
               Cash paid for acquisitions $     --              --           10
                                          ========        ========     ========
                                   (continued)

         Liberty ceased to include TV Guide, Inc. ("TV Guide") in its combined financial results and began to account for TV Guide using the equity method of accounting, effective March 1, 1999 (see note 8). The effects of changing the method of accounting for Liberty's ownership interests in TV Guide as of March 31, 1999 from the consolidation method to the equity method are summarized below (amounts in millions):

         Assets (other than cash and cash equivalents)
           reclassified to investments in affiliates               $      (572)
         Liabilities reclassified to investments in
           affiliates                                                      190
         Minority interests in equity of subsidiaries
           reclassified to investments in affiliates                        63
         Gain on issuance of equity by subsidiary                          372

         Decrease in cash and cash equivalents                     $        53
                                                                   ===========

         The following table reflects the change in cash and cash equivalents resulting from the AT&T Merger and related restructuring transactions (amounts in millions):


         Cash and cash equivalents prior to the AT&T Merger        $       211
                Cash received in the Asset Transfers, net of
                  cash balances transferred                              5,284
                Cash paid to TCI Group for GI Warrants                    (176)

         Cash and cash equivalents subsequent to the AT&T Merger   $     5,319
                                                                   ===========
(5)      Investments in Affiliates

         Liberty Media Group has various investments accounted for under the equity method. The following table includes Liberty Media Group's carrying amount of the more significant investments at March 31, 1999 and December 31, 1998:
                                                 New Liberty       Old Liberty
                                                  March 31,        December 31,
                                                    1999               1998
                               amounts in millions

        USA Networks, Inc. ("USAI") and related
          investments                                  2,602             1,042
        Telewest Communications plc ("Telewest")       2,048               515
        Discovery Communications, Inc. ("Discovery")   3,684                49
        Fox/Liberty Networks LLC ("Fox Sports")        1,430                (1)
        TV Guide                                       1,776                --
        QVC, Inc. ("QVC")                              2,521               197
        Flextech plc ("Flextech")                        759               320
        Other foreign investments (other than
          Telewest and Flextech)                       1,498               346
        Other                                            775               611
                                                      ------            ------
                                                      17,093             3,079
                                                      ======            ======
                                   (continued)

         The following table reflects Liberty Media Group's share of earnings (losses) of affiliates:
                                 New Liberty              Old Liberty
                                  One month      Two months        Three months
                                    ended          ended              ended
                                  March 31,     February 28,         March 31,
                                    1999            1999               1998
                                             amounts in millions
         USAI and related
           investments          $          3              10                  9
         Telewest                        (25)            (38)               (30)
         Discovery                       (16)             (8)                (9)
         Fox Sports                       (9)             (1)               (36)
         TV Guide                         (4)             --                 --
         QVC                              (1)             13                 11
         Flextech                         (5)             (5)                (6)
         Other foreign
           investments                   (15)            (22)               (24)
         PCS Ventures                     --              --               (155)
         Other                            (8)            (15)               (17)
                                ------------    ------------       ------------

                                $        (80)            (66)              (257)
                                ============    ============       ============

         Summarized unaudited combined financial information for affiliates is as follows:
                                 New Liberty              Old Liberty
                                  One month      Two months        Three months
                                    ended          ended               ended
                                  March 31,     February 28,         March 31,
                                    1999            1999               1998
                                            amounts in millions
         Combined Operations

         Revenue                $        993           2,341             2,243
         Operating expenses             (849)         (1,894)           (2,213)
         Depreciation and
           amortization                 (124)           (353)             (384)
                                ------------    ------------      ------------

         Operating income (loss)          20              94              (354)

         Interest expense                (37)           (281)             (281)
         Other, net                      (89)           (127)              (71)
                                ------------    ------------      ------------

         Net loss               $       (106)           (314)             (706)
                                ============    ============      ============

                                   (continued)

         USAI owns and operates businesses in network and television production, television broadcasting, electronic retailing, ticketing operations, and internet services. At March 31, 1999, Liberty Media Group directly and indirectly held 29.6 million shares of USAI's common stock. Liberty Media Group also held shares directly in certain subsidiaries of USAI which are exchangeable into 39.5 million shares of USAI common stock. Liberty Media Group's direct ownership of USAI is currently restricted by FCC regulations. The exchange of these shares can be accomplished only if there is a change to existing regulations or if Liberty Media Group obtains permission from the FCC. If the exchange of Liberty Media Group's shares of such subsidiary stock, as well as certain securities owned by Universal Studios, Inc. and certain of its affiliates, into USAI common stock were completed at March 31, 1999, Liberty Media Group would own 69.1 million shares or approximately 21% (on a fully-diluted basis) of USAI common stock. USAI's common stock had a closing market price of $35-13/16 per share on March 31, 1999. Liberty Media Group accounts for its investments in USAI and related subsidiaries on a combined basis under the equity method.

         In February 1998, USAI paid cash and issued shares and one of it subsidiaries issued shares in connection with the acquisition of certain assets from Universal Studios, Inc. (the "Universal Transaction"). Liberty Media Group recorded an increase to its investment in USAI of $54 million and an increase to combined equity of $33 million (after deducting a deferred income taxes of $21 million) as a result of this share issuance. No gain was recognized in the combined statement of operations and comprehensive earnings for the Universal Transaction due primarily to Liberty Media Group's intention at such time to purchase additional equity interests in USAI. In connection with the Universal Transaction, Liberty Media Group was granted an antidilutive right with respect to any future issuance of USAI common stock, subject to certain limitations, that enables it to maintain its percentage ownership interests in USAI.

         Telewest currently operates and constructs cable television and telephone systems in the UK. At March 31, 1999 Liberty Media Group indirectly owned 463 million of the issued and outstanding Telewest ordinary shares. The reported closing price on the London Stock Exchange of Telewest ordinary shares was (pound)2.69 ($4.34) per share at March 31, 1999.

         Liberty Media Group and The News Corporation Limited ("News Corp.") each hold 50% of Fox Sports which operates national and regional sports networks. Prior to the first quarter of 1998, Liberty Media Group had no obligation, nor intention, to fund Fox Sports. During 1998, Liberty Media Group made the determination to provide funding to Fox Sports based on specific transactions consummated by Fox Sports. Consequently, Liberty Media Group's share of losses of Fox Sports for the three months ended March 31, 1998 includes previously unrecognized losses of Fox Sports of approximately $36 million. Losses for Fox Sports were not recognized in prior periods due to the fact that Liberty Media Group's investment in Fox Sports was less than zero.

         The class A common stock of TV Guide is publicly traded. At March 31, 1999, Liberty Media Group held 29 million shares of TV Guide Class A

                                  (continued)
         common stock and 37 million shares of TV Guide Class B common stock. The TV Guide Class B common stock is convertible, one-for-one, into TV Guide Class A common stock. The closing price for TV Guide Class A common stock was $36-7/8 per share on March 31, 1999.

         Flextech develops and sells a variety of television programming in the UK. At March 31, 1999, Liberty Media Group indirectly owned 58 million Flextech ordinary shares. The reported closing price on the London Stock Exchange of the Flextech ordinary shares was (pound)7.91 ($12.75) per share at March 31, 1999.

         The PCS Ventures included Sprint Spectrum Holding Company, L. P. and MinorCo, L.P. (collectively, "Sprint PCS") and PhillieCo Partnership I, L.P. ("PhillieCo"). The partners of each of the Sprint PCS partnerships were subsidiaries of Sprint, Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and Liberty Media Group. The partners of PhillieCo were subsidiaries of Sprint, Cox and Liberty Media Group. Liberty Media Group had a 30% partnership interest in each of the Sprint PCS partnerships and a 35% partnership interest in PhillieCo.

         On November 23, 1998, Liberty Media Group, Comcast, and Cox exchanged their respective interests in Sprint PCS and PhillieCo (the "PCS Exchange") for shares of Sprint PCS Group Stock which tracks the performance of Sprint's newly created PCS Group (consisting initially of the PCS Ventures and certain PCS licenses which were separately owned by Sprint). The Sprint PCS Group Stock collectively represents an approximate 17% voting interest in Sprint. As a result of the PCS Exchange, Liberty Media Group holds the Sprint Securities which consists of shares of Sprint PCS Group Stock, as well as certain additional securities of Sprint exercisable for or convertible into such securities, representing approximately 24% of the equity value of Sprint attributable to its PCS Group and less than 1% of the voting interest in Sprint. Through November 23, 1998, Liberty Media Group accounted for its interest in the PCS Ventures using the equity method of accounting, however, as a result of the PCS Exchange and Liberty Media Group's less than 1% voting interest in Sprint, Liberty Media Group no longer exercises significant influence with respect to its investment in the PCS Ventures. Accordingly, Liberty Media Group accounts for its investment in the Sprint PCS Group Stock as an available-for-sale security.

         The $14 billion aggregate excess of Liberty Media Group's aggregate carrying amount in its affiliates over Liberty Media Group's proportionate share of its affiliates' net assets is being amortized over an estimated useful life of 20 years.

         Certain of Liberty Media Group's affiliates are general partnerships and as such, are liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

                                   (continued)

(6)      Investment in Time Warner

         Liberty Media Group holds shares of a series of Time Warner's series common stock with limited voting rights (the "TW Exchange Stock") that are convertible into an aggregate of 114 million shares of Time Warner common stock.

         As security for borrowings under one of its credit facilities, Liberty Media Group has pledged a portion of its TW Exchange Stock. At March 31, 1999 such pledged portion had an aggregate fair value of approximately $3.1 billion.

         On June 24, 1997 Liberty Media Group granted Time Warner an option, expiring October 10, 2002, to acquire the business of Southern Satellite Systems, Inc. ("Southern") and certain of its subsidiaries (together with Southern, the "Southern Business") through a purchase of assets (the "Southern Option"). Liberty Media Group received shares of TW Exchange Stock which are convertible into 6.4 million shares of Time Warner common stock valued at $306 million in consideration for the grant. In September 1997, Time Warner exercised the Southern Option. Pursuant to the Southern Option, Time Warner acquired the Southern Business, effective January 1, 1998, for $213 million in cash. Liberty Media Group recognized a $515 million pre-tax gain in connection with such transactions in the first quarter of 1998.

(7)      Other Investments

         On July 17, 1998, Liberty Media Group acquired 21.4 million shares of restricted stock of General Instruments Corporation ("GI") in exchange for (i) certain of the assets of NDTC's set-top authorization business,
         (ii) the license of certain related software to GI, (iii) a $50 million promissory note from Liberty Media Group to GI and (iv) a nine year revenue guarantee from NDTC in favor of GI. In connection therewith, NDTC also entered into a service agreement pursuant to which it will provide certain postcontract services to GI's set-top authorization business. The 21.4 million shares of GI common stock are, in addition to other transfer restrictions, restricted as to their sale by Liberty Media Group for a three year period, and represent approximately 12% of the outstanding common stock of GI at March 31, 1999. Liberty Media Group recorded its investment in such shares at fair value which included a discount attributable to the above-described liquidity restriction. Liberty Media Group carries its investment in such shares at the lower of cost or net realizable value.

         Management of Liberty Media Group estimates that the market value, calculated utilizing a variety of approaches including multiple of cash flow, per subscriber value, a value of comparable public or private businesses or publicly quoted market prices, of all of Liberty Media Group's other investments aggregated $2,228 million and $1,743 million at March 31, 1999 and December 31, 1998, respectively. No independent external appraisals were conducted for those assets.

                                   (continued)

(8)      Acquisitions and Dispositions

         Effective February 1, 1998, Turner-Vision, Inc. ("Turner Vision") contributed the assets, obligations and operations of its retail C-band satellite business to Superstar/Netlink Group LLC ("SNG") in exchange
         for  an  approximate   20%  interest  in  SNG.  As  a  result  of  such
         transaction, Liberty Media Group's direct and indirect ownership interest in SNG, decreased to approximately 80%. In connection with the increase in SNG's equity, net of the dilution of Liberty Media Group's ownership interest in SNG, that resulted from such transaction, Liberty Media Group recognized a gain of $38 million (before deducting deferred income tax expense of $15 million). Turner Vision's contribution to SNG was accounted for as a purchase and the $61 million excess of the purchase price over the fair value of the net assets acquired was recorded as excess cost and is being amortized over five years.

         On January 12, 1998, Liberty Media Group acquired from a minority shareholder of TV Guide (formerly known as United Video Satellite Group, Inc. ("UVSG")) 24.8 million shares of UVSG Class A common stock in exchange for 12.7 million shares of TCI Ventures Group Series A Stock and 7.3 million shares of Liberty Media Group Series A Tracking Stock. The aggregate value assigned to such shares issued was based upon the market value of such shares at the time the transaction was announced. As a result of such transaction Liberty Media Group increased its ownership in the equity of UVSG to approximately 73% and the voting power increased to 93%. In connection with the issuance of common stock in such transaction, Liberty Media Group recorded a $346 million increase to combined equity.

         On March 1, 1999, UVSG and News Corp. completed a transaction whereby UVSG acquired News Corp.'s TV Guide properties creating a broader platform for offering television guide services to consumers and advertisers and UVSG was renamed TV Guide. A unit of News Corp. received $800 million in cash and 60 million shares of UVSG's stock, including 22.5 million shares of its Class A common stock and 37.5 million shares of its Class B common stock. In addition, News Corp. purchased approximately 6.5 million additional shares of UVSG Class A common stock for $129 million in order to equalize its ownership with that of Liberty Media Group. As a result of these transactions, and another transaction completed on the same date, News Corp., Liberty Media Group and TV Guide's public stockholders own on an economic basis approximately 44%, 44% and 12%, respectively, of TV Guide. Following such transactions, News Corp. and Liberty Media Group each have approximately 49% of the voting power of TV Guide's outstanding stock. In connection with the increase in TV Guide's equity, net of the dilution of Liberty Media Group's ownership interest in TV Guide, Liberty Media Group recognized a gain of $372 million (before deducting deferred income tax expense of $147 million). Upon consummation, Liberty Media Group began accounting for its interest in TV Guide under the equity method of accounting.

                                   (continued)

(9)      Debt

         Debt is summarized as follows:

                                               New Liberty       Old Liberty
                                                March 31,        December 31,
                                                   1999              1998
                                                    amounts in millions

         Bank credit facilities                  $   2,094            2,029
         Convertible Subordinated Debentures            --              229
         4-1/2% Convertible Subordinated
            Debentures                                 306              345
         Other                                          95              293
                                                 ---------        ---------

                                                 $   2,495            2,896
                                                 =========        =========


         At March 31, 1999, Liberty Media Group had approximately $531 million in unused lines of credit under its bank credit facilities.

         The bank credit facilities of Liberty Media Group generally contain restrictive covenants which require, among other things, the maintenance of certain financial ratios, and include limitations on indebtedness, liens and encumbrances, acquisitions, dispositions, guarantees and dividends. Additionally, Liberty Media Group pays fees ranging from .15% to .375% per annum on the average unborrowed portions of the total amounts available for borrowings under its bank credit facilities.

         As collateral for borrowings under one of Liberty Media Group's credit facilities, the banks lend against certain assets designated by Liberty Media Group (the "Designated Assets"). The carrying amount of the Designated Assets as of March 31, 1999 was $6.6 billion. Recourse to the banks for payment of Liberty Media Group's obligations under this facility is limited solely to the Designated Assets. Also, as security for borrowings under one of its credit facilities, Liberty Media Group has pledged a portion of its TW Exchange Stock. See note 6.

         Certain of Liberty Media Group's bank credit facilities have credit agreements which provide for a three month interest reserve to be held by an administrative agent. Such interest reserves amounted to $17 million as of March 31, 1999 and December 31, 1998 and are included in other assets in the accompanying combined balance sheets.

         Liberty Media Group believes that the carrying value of Liberty Media Group's debt approximated its fair value at March 31, 1999.

(10)     Income Taxes

         Subsequent to the AT&T Merger, Liberty Media Group is included in the consolidated federal income tax return of AT&T and party to a tax sharing agreement with AT&T (the "AT&T Tax Sharing Agreement"). The income tax provision for Liberty Media Group is calculated on a separate return basis for those items in the consolidated tax return of AT&T which are attributable to Liberty Media Group.

                                   (continued)

         Under the AT&T Tax Sharing Agreement, Liberty Media Group will receive a cash reimbursement from AT&T in periods when it generates taxable losses and such taxable losses are utilized by AT&T to reduce the consolidated income tax liability. This utilization of taxable losses will be accounted for by Liberty Media Group as a current federal intercompany income tax benefit. To the extent such losses are not utilized by AT&T, such amounts will be available to reduce taxable income generated by Liberty Media Group in future periods, similar to a net operating loss carryforward and will be accounted for as a deferred income tax benefit.

         In periods when Liberty Media Group generates taxable income, AT&T has agreed to satisfy such tax liability on Liberty Media Group's behalf. The reduction of such computed tax liabilities will be accounted for by Liberty Media Group as a credit to combined equity. The total amount of future tax liabilities of Liberty Media Group which AT&T will satisfy under the AT&T Tax Sharing Agreement is approximately $512 million, which represents the tax effect of the net operating loss carryforward reflected in TCI's final income tax return, subject to IRS adjustments.

         To the extent AT&T utilizes existing net operating losses of entities attributed to Liberty Media Group, such amounts will be accounted for by Liberty Media Group as a reduction of combined equity.

         Liberty Media Group will generally make cash payments to AT&T related to states where it generates taxable income and receive cash payments from AT&T in states where it generates taxable losses.

         Liberty Media Group's obligation under the 1995 TCI Tax Sharing Agreement of approximately $139 million (subject to adjustment), which is included in "due to related parties," shall be paid at the time, if ever, that Liberty Media Group deconsolidates from the AT&T income tax return. The receivable under the 1997 TCI Tax Sharing Agreement of approximately $220 million was forgiven in the AT&T Tax Sharing Agreement and recorded as an adjustment to combined equity by Liberty Media Group in connection with the AT&T Merger.

(11)     Combined Equity

         Stock Repurchase and Issuances

         In conjunction with a stock repurchase program or similar transaction, the Company may elect to sell put options on its own common stock. Proceeds from any sales of puts with respect to the Company's tracking stocks have been reflected as an increase to combined equity, and an amount equal to the maximum redemption amount under unexpired put options with respect to the Company's tracking stock is reflected as an "obligation to redeem common stock" in the accompanying combined balance sheets.

         On March 10, 1999, Liberty Media Group announced that it would redeem on April 8, 1999 all of its outstanding 4-1/2% convertible subordinated debentures due February 15, 2005. (See note 9). The debentures are convertible into shares of AT&T Liberty Media Group Class A Tracking
         Stock at a conversion price of $47.07, or 21.24 shares per $1,000 principal amount. As of March 31, 1999 certain holders of the debentures had exercised their rights to convert their debentures and 1,001,806 shares of AT&T Liberty Media Group Tracking Stock were issued to such holders and Liberty Media Group's outstanding debentures were reduced by $49 million.

                                   (continued)

         During the three months ended March 31, 1998, pursuant to a stock repurchase program, Liberty Media Group repurchased 155,450 shares of TCI Ventures Group Stock at an aggregate cost of $2.4 million.

         Stock Options and Stock Appreciation Rights

         Liberty Media Group records stock compensation expense relating to restricted stock awards, options and/or stock appreciation rights on certain TCI common stock (collectively, "Awards") granted by TCI, prior to the AT&T Merger, to certain TCI employees and/or directors who are involved with Liberty Media Group. Estimated compensation relating to stock appreciation rights ("SARs") has been recorded through March 31, 1999, and is subject to future adjustment based upon vesting and market value, and ultimately, on the final determination of market value when such rights are exercised. As allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement 123"), Liberty Media Group continues to account for stock based compensation pursuant to Accounting Principles Board Opinion No. 25, which Liberty Media Group estimates that compensation expense would not be materially different under Statement 123. The payable arising from the compensation related to the Awards was included in the amounts due to related parties in Old Liberty and is included in other liabilities in New Liberty in the accompanying combined balance sheets.

         Transactions with TCI and Other Related Parties

         Certain TCI corporate general and administrative costs are charged to Liberty Media Group. Included in operating expenses in the accompanying combined statements of operations and comprehensive earnings, during the one month period ended March 31, 1999, the two month period ended February 28, 1999 and the three months ended March 31, 1998, Liberty Media Group was allocated less than $1 million, $2 million and $3 million, respectively, in corporate general and administrative costs by TCI.

         Certain subsidiaries attributed to Liberty Media Group produce and/or distribute sports and other programming and other services to cable distribution operators (including TCI) and others. Charges to TCI are based upon customary rates charged to others. Amounts included in revenue for services provided to TCI were $18 million, $43 million and $65 million for the one month period ending March 31, 1999, the two month period ending February 28, 1999 and the three months ended March 31, 1998, respectively.

         Entities included in Liberty Media Group lease satellite transponder facilities from NDTC. In connection with the AT&T Merger, NDTC is no longer included in the combined financial results of Liberty Media Group. Charges by NDTC for such arrangements and other related operating expenses for the one month ended March 31, 1999 aggregated $2 million and is included in operating expenses in the accompanying combined statements of operations and comprehensive earnings.

         During 1999 and 1998, entities attributed to Liberty Media Group made marketing support payments to entities attributed to TCI. Charges by TCI for such arrangement was less than $1 million for each of the one month period ended March 31, 1999, the two month period ended February 28, 1999 and the three months ended March 31, 1998.

                                   (continued)

         A subsidiary of Liberty Media Group issued preferred stock in connection with a previous acquisition which is convertible at the option of the holders into 1,084,056 of TCI Group Series A Common Stock beginning in April 1999 or sooner in the event of a change in control of TCI. In July 1998, Liberty Media Group entered into an equity swap transaction with a commercial bank, which provided Liberty Media Group with the right but not the obligation to acquire 1,084,056 shares of TCI Group Series A Stock for approximately $45 million on or before April 19, 1999. In the event Liberty Media Group did not exercise its right to acquire such shares, any difference between the counterparty's cost and the market value of the shares on the settlement date would be settled in cash or shares of TCI Ventures Group Series A Stock at Liberty Media Group's option. Liberty Media Group exercised its right under this equity swap transaction and used the TCI Group Series A Stock to satisfy the exchange requirements of the aforementioned preferred stock during the two months ended February 28, 1999. In connection with such transaction, Liberty Media Group recorded an $18 million decrease to combined equity for the difference between the exercise price of the right and the carrying amount of the preferred stock.

         Prior to the AT&T Merger, a limited liability company owned by Dr. John
         C. Malone (Liberty Media Group's Chairman) acquired, from certain subsidiaries of Liberty Media Group, for $17 million, working cattle ranches located in Wyoming. No gain or loss was recognized on such acquisition. The purchase price was paid by such limited liability company in the form of a 12-month note in the amount of $17 million having an interest rate of 7%. Such note is payable at any time without penalty and is personally guaranteed by Dr. Malone.

         Due to Related Parties

         The components of "Due to related parties" are as follows:

                                             New Liberty           Old Liberty
                                              March 31,            December 31,
                                                 1999                  1998
                                                   amounts in millions
         Note payable to TCI, including
           accrued interest                  $        83                    141
         Intercompany account                         38                    556
                                             -----------            -----------
                                             $       121                    697
                                             ===========            ===========

         The amount outstanding at March 31, 1999 under note payable to TCI bears interest at 6.5% per annum and was repaid during the second quarter of 1999.

         The non-interest bearing intercompany account includes certain income tax and stock compensation allocations (in Old Liberty) that are to be settled at some future date. All other amounts included in the intercompany account are to be settled within thirty days following notification.

                                   (continued)

(12)     Commitments and Contingencies

         Encore Media Group is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on customer levels at March 31, 1999, these agreements require minimum payments aggregating approximately $779 million. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, required aggregate payments under the Film Licensing Obligations could prove to be significant.

         Flextech has undertaken to finance the working capital requirements of a joint venture, (the "Principal Joint Venture") formed with BBC Worldwide and is obligated to provide the Principal Joint Venture with a primary credit facility of (pound)88 million ($142 million) and subject to certain restrictions, a standby credit facility of (pound)30 million ($48 million). As of March 31, 1999, the Principal Joint Venture had borrowed (pound)28 million ($45 million) under the primary credit facility. If Flextech defaults in its funding obligation to the Principal Joint Venture and fails to cure within 42 days after receipt of notice from BBC Worldwide, BBC Worldwide is entitled, within the following 90 days, to require that Tele-Communications International, Inc. assume all of Flextech's funding obligations to the Principal Joint Venture.

         Liberty Media Group has guaranteed various loans, notes payable, letters of credit and other obligations (the "Guaranteed Obligations") of certain affiliates. At March 31, 1999, the Guaranteed Obligations aggregated approximately $376 million. Currently, Liberty Media Group is not certain of the likelihood of being required to perform under such guarantees.

         Liberty Media Group leases business offices, has entered into pole rental and transponder lease agreements and uses certain equipment under lease arrangements.

         On September 21, 1998, Hurricane Georges struck Puerto Rico and caused considerable property damage to the area in general, including the Liberty Media Group's Puerto Rico subsidiary's cable television systems. The Puerto Rico Subsidiary's cable television systems represent $8 million of Liberty Media Group's revenue for the three months ended March 31, 1999.

         As of March 31, 1999, approximately 87% of the Puerto Rico Subsidiary's pre-hurricane basic customers were receiving cable television services. Although there can be no assurance, the Puerto Rico Subsidiary estimates that it will regain 100% of its pre-hurricane customer base by June 30, 1999. The loss of revenue from September 21, 1998 through March 31, 1999 has been estimated at $10 million. In addition, the estimated loss of revenue for the second quarter of 1999 is approximately $1 million. The Puerto Rico Subsidiary's business interruption insurance covered the first $3 million in lost revenue.

                                   (continued)

         The Puerto Rico Subsidiary has also claimed coverage for business interruption under a secondary insurance carrier. Such policy, which covers the Puerto Rico Subsidiary's parent company's subsidiaries, carries a deductible of $2.5 million. This insurance claim is subject to approval by such insurance carrier and accordingly, no assurance can be given that amounts claimed will be paid in their entirety. However, in the event such claims are collected the overall impact in lost revenues for the Puerto Rico Subsidiary as a result of Hurricane Georges will not exceed $2.5 million.

         Liberty Media Group has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Liberty Media Group may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

         During the three months ended March 31, 1999, Liberty Media Group, in conjunction with AT&T, continued its enterprise-wide, comprehensive efforts to assess and remediate its computer systems and related software and equipment to ensure such systems, software and equipment recognize, process and store information in the year 2000 and thereafter. AT&T's year 2000 remediation efforts include an assessment of Liberty Media Group's most critical systems, equipment, and facilities. AT&T also continued its efforts to verify the year 2000 readiness of Liberty Media Group's significant suppliers and vendors and continued to communicate with significant business partners and affiliates to assess such partners and affiliates' year 2000 status.

         Failure to achieve year 2000 compliance by Liberty Media Group, its significant business partners and affiliates with which it has a relationship could negatively affect Liberty Media Group's ability to conduct business for an extended period. There can be no assurance that all of Liberty Media Group's computer systems and related software will be fully year 2000 compliant; in addition, other companies on which Liberty Media Group's computer systems and related software and operations rely may or may not be fully compliant on a timely basis, and any such failure could have a material adverse effect on Liberty Media Group's financial position, results of operation or liquidity.